As filed with the Securities and Exchange Commission on May 9, 2003.	Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTERNATIONAL ABSORBENTS INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)

1569 Dempsey Road, North Vancouver, B.C. Canada (Address of Principal Executive Offices)	V7K 1S8 (Zip code)

INTERNATIONAL ABSORBENTS INC.
2003 STOCK OPTION PLAN – U.S. PARTICIPANTS and 2003 EQUITY STOCK OPTION PLAN

(Full title of the Plan)

Gordon L. Ellis
Chairman
1569 Dempsey Road
North Vancouver, BC Canada V7K 1S8

(Name and address of agent for service)

(604) 683-3473

(Telephone number, including area code, of agent for service)

Copies to:
Laura Bertin, Esq.
Summit Law Group, P.L.L.C.
315 Fifth Avenue S., Suite 1000
Seattle, Washington 98104

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
Title of securities to be	Amount to be	offering price	aggregate	Amount of
registered	registered (1)	per share (2)	offering price	registration fee

Common Stock, no par value per share, under the

2003 Stock Option Plan—U.S. Participants	600,000	$3.425	$2,055,000	$166.25

2003 Equity Stock Option Plan	500,000	$3.425	$1,712,500	$138.54

Total	1,100,000	$3.425	$3,767,500	$304.79

(1)	In addition, this registration statement also covers an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to such employee benefit plan as the result of any future stock split, stock dividend or similar adjustment of our outstanding Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based upon the average of the high and low sales prices of the Common Stock on May 5, 2003, as reported on the American Stock Exchange, which was $3.425 per share.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

     We hereby incorporate by reference in this registration statement the following documents:

     (a)  Our Annual Report on Form 10-KSB for the fiscal year ended January 31, 2003, filed with the Securities and Exchange Commission (the “Commission”) on April 3, 2003;

     (b)  Our Current Report on Form 8-K filed with the Commission on March 25, 2003;

     (c)  Our Current Report on Form 8-K filed with the Commission on March 13, 2003;

     (d)  Our Proxy Statement dated May 9, 2002 filed with the Commission on May 24, 2002; and

     (e)  The description of our Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on March 17, 2003, including any amendments or reports for the purpose of updating such description.

     All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date hereof and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof commencing on the respective dates on which such documents are filed.

     Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein or contained in this registration statement shall be deemed to be modified or superceded for purposes of this registration statement to the extent that a statement contained therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this registration statement.

Item 4.     Description of Securities.

     Not applicable.

Item 5.     Interests of Named Experts and Counsel.

     Not applicable.

Item 6.     Indemnification of Directors and Officers.

     The British Columbia Company Act, RSBC 1996, Chapter 62 (the “Act”) and the Articles of our Corporation, provide, subject to approval of the court, for the indemnification of directors and officers of the Corporation and its subsidiaries, against all costs, charges and expenses, including legal fees and any amount paid to settle an action or proceeding or to satisfy a judgment, arising by reason of the fact that they are or were a director of the Corporation, provided they acted honestly and in good faith with a view to the best interests of the Corporation and exercised the care, diligence and skill of a reasonably prudent person. The terms of indemnification are sufficiently broad to permit indemnification under certain circumstances for liabilities arising under administrative actions or proceedings such as under the Securities Act.

     Our Articles require us to indemnify any person other than a director against any loss, damage, costs or expenses whatsoever incurred by him while acting as an officer, employee or agent for the Corporation unless such loss arose out of failure to comply with instructions, willful act or default or fraud by such person, in which case the directors in their discretion may decide to indemnify such person.

     Our directors and officers may also be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy that may be maintained by us for such purpose.

Item 7.     Exemption from Registration Claimed.

     Not Applicable.

Item 8.     Exhibits.

Exhibit Number	Exhibit

4.1	See our Altered Memorandum of the Company (Amended) (incorporated by reference to Exhibit 3.1 filed with the Company’s Annual Report on Form 10K-SB for the fiscal year ended January 31, 2003 (File No. 001-31642) and Articles (incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form F-1 filed on February 24, 1992 (File No. 33-45919) for provisions defining the rights of the holders of common stock.

5.1	Opinion of David G. Ashby Law Corporation.

23.1	Consent of Moss, Adams, LLP, Certified Public Accountants

23.2	Consent of David G. Ashby Law Corporation (included in opinion filed as Exhibit 5.1)

24.1	Power of Attorney (see signature page)

99.1	2003 Stock Option Plan – U.S. Participants

99.2	2003 Equity Stock Option Plan

Item 9.     Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, on the 6th day of May, 2003.

INTERNATIONAL ABSORBENTS INC.

/s/ Gordon L. Ellis By: Gordon L. Ellis President and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Gordon L. Ellis and Stephen H. Silbernagel, or either of them, his or her true and lawful attorney-in-fact and agent, with the power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact and his or her agent or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated above.

Signature	Title

/s/ Gordon Ellis Gordon L. Ellis	President and Chief Executive Officer (Principal Executive Officer)

/s/ David Thompson David Thompson	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Stephen Silbernagel Stephen H. Silbernagel	Director

/s/ John Sutherland John J. Sutherland	Director

/s/ Lionel Dodd Lionel G. Dodd	Director

/s/ Doug Ellis Douglas Ellis	Director

/s/ Shawn Dooley Shawn Dooley	Director

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	See our Altered Memorandum of the Company (Amended) (incorporated by reference to Exhibit 3.1 filed with the Company’s Annual Report on Form 10K-SB for the fiscal year ended January 31, 2003 (File No. 001-31642) and Articles (incorporated by reference to Exhibit 3.2 of the Company’s Registration Statement on Form F-1 filed on February 24, 1992 (File No. 33-45919) for provisions defining the rights of the holders of common stock.

5.1	Opinion of David G. Ashby Law Corporation

23.1	Consent of Moss, Adams, LLP, Certified Public Accountants

23.2	Consent of David G. Ashby Law Corporation Counsel (included in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (see signature page)

99.1	2003 Stock Option Plan – U.S. Participants

99.2	2003 Equity Stock Option Plan